Exhibit 16.1

December 6, 2022 Securities and Exchange Commission Washington, D.C. 20549 Commissioners: We have read the statements made by the Unity Bank Employees Profit Sharing Plan and Trust, included under Item 4.01(a) of its Form 8-K dated December 6, 2002, which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our firm in such Form 8-K. /s/ CliftonLarsonAllen LLP